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Exhibit 99.1

ON JANUARY 7, 2002, THE TITAN CORPORATION ISSUED
THE FOLLOWING PRESS RELEASE:

Press Release

Titan to Acquire GlobalNet

        SAN DIEGO, CA—January 7, 2002—The Titan Corporation (NYSE: TTN) today announced that it has entered into a definitive agreement to acquire GlobalNet, Inc. (OTC Bulletin Board: GBNE), a provider of international voice, data, and Internet services for approximately $35 million in Titan common stock. The transaction is expected to close in the first quarter of 2002, add approximately $70 to $75 million to Titan's 2002 revenues, and be accretive to Titan's 2002 earnings.

        Since its founding in 1996, GlobalNet has focused on providing international voice, data, and Internet services to US and foreign based communications service providers operating in capacity constrained telecommunications corridors in Latin America. More than 15 countries are currently being served by GlobalNet's state-of-the-art Internet Protocol (IP) network that uses packet-switched technology to utilize bandwidth capacity more efficiently than circuit-switched carriers. More recently, the company has focused on providing additional value added services such as IP hosting. Upon the completion of the acquisition, GlobalNet will become a part of Titan Wireless, which also provides communications services in developing markets.

        "With the acquisition of GlobalNet, not only do we nearly double the size of Titan Wireless' existing revenue base, but we also significantly increase our presence in Latin America and greatly expand our global network. To date, Titan Wireless has been focused on building our infrastructure in Africa and Central Asia. This acquisition will go a long way in furthering our goal of building a global telecommunications network. In addition, we expect that GlobalNet's plans for the addition of new and more profitable routes in 2002 combined with synergies with Titan Wireless' existing telecommunications business will allow us to reap significant value from this transaction in the coming years," said Eric M. DeMarco, Executive Vice President and Chief Operating Officer of Titan.

        Under the terms of the definitive agreement, a newly formed subsidiary of Titan will be merged with and into GlobalNet, with GlobalNet surviving the merger as a wholly owned subsidiary of Titan. All of the outstanding shares of GlobalNet stock will be exchanged for Titan stock and cash in lieu of fractional shares. The merger is subject to the satisfaction of certain conditions including the absence of material adverse changes relating to GlobalNet, Titan and GlobalNet's primary customer, matters relating to certain outstanding GlobalNet warrants and options and other customary closing conditions and the approval of GlobalNet's stockholders. The parties intend that the merger will be treated as a purchase for accounting purposes and, with respect to the Titan stock issued to GlobalNet's stockholders, as a tax-free reorganization for tax purposes. The foregoing summary is a general description of certain pricing and related terms contained in the definitive agreement for the transaction, and is qualified in its entirety by reference to the definitive agreement, a copy of which will be filed by Titan with the Securities and Exchange Commission.

        Headquartered in San Diego, The Titan Corporation creates, builds and launches technology-based businesses, offering innovative technical solutions. Three of Titan's four core businesses develop and deploy communications and information technology solutions and services. In addition, through its subsidiary SureBeam (NASDAQ: SURE), Titan markets the leading technology for the electronic pasteurization of food products and Titan is continually identifying promising technologies suitable for commercialization. The company has 10,000 employees and annualized sales of approximately $1.3 billion.

        Titan will file with the Securities and Exchange Commission a registration statement on Form S-4 containing GlobalNet's proxy statement and Titan's prospectus and other documents regarding the proposed business combination transaction referred to in the foregoing information. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A definitive proxy statement/prospectus will be sent to security holders of GlobalNet seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus (when they are available) and other documents filed by Titan with the Commission at the Commission's web site at www.sec.gov. The definitive proxy statement/prospectus and other documents also may be obtained for free by directing a request to: GlobalNet, Inc. 1919 South Lombard Avenue, Suite 125-D, Lombard, Illinois 60148, Attention: Investor Relations (630) 652-1300, or The Titan Corporation, 3033 Science Park Road, San Diego, CA 92121, Attn: Investor Relations (858) 552-9400. INVESTORS SHOULD READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION.

        GlobalNet and its directors and executive officers may be deemed to be participants in the solicitation of proxies from GlobalNet securityholders. In the aggregate, the directors and executive officers of GlobalNet beneficially owned approximately 40% of the outstanding GlobalNet voting shares as of January 4, 2002. Robert J. Donahue, the CEO and a director of GlobalNet, and Colum P. Donahue, the COO and a director of GlobalNet, who together beneficially owned approximately 32% of the outstanding GlobalNet voting shares as of January 4, 2002, have agreed to vote their shares in favor of the proposed transaction. Stockholders may obtain additional information regarding the interests of all such participants by reading the proxy statement/prospectus when it becomes available.

        "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward looking statements include the Company's belief that the acquisition will close in the first quarter of 2002, will contribute approximately $70 to $75 million in revenue to Titan, and will be accretive to earnings. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the Company's entry into new commercial businesses and new markets such as telecommunications services market, risks associated with acquiring other companies, including integration risks, the risks of doing business in developing countries and international markets including foreign currency risks, and other risks described in the Company's Securities and Exchange Commission filings.

Media Contact: Wil Williams, Vice President Corporate Communications
(858) 552-9724 or wwilliams@titan.com

Investor Relations Contact: Rochelle Bold, Vice President Investor Relations
(858) 552-9400 or invest@titan.com

If you would like to receive press releases via electronic mail, please contact invest@titan.com

Press Releases and other Titan information are available on
The Titan Corporation's
World Wide Web site: http://www.titan.com

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  Exhibit 99.1
Press Release Titan to Acquire GlobalNet